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                                                                    EXHIBIT 99.1

RSA Security Announces Preliminary Q3 Results

Company to Discuss Results in Conference Call at 9:00 a.m. E.D.T.



BEDFORD, Mass., Oct 1, 2001 -- RSA Security Inc. (Nasdaq: RSAS) today reported preliminary financial results for the third quarter ended September 30, 2001. The company expects revenue for the third quarter of 2001 to be approximately $62 to $63 million, compared to $72.0 million for the third quarter of 2000. The company expects to report a net loss for the third quarter of 2001, including the operations of RSA Capital and other corporate charges, of approximately $12.5 million to $14.1 million (a loss of $0.21 to $0.24 per share on a diluted basis) compared to net income of $40.0 million ($0.63 per share on a diluted basis) for the third quarter of 2000. The company expects reported net income for the third quarter of 2001 to include pre-tax gains of approximately $7.4 million from investing activities, RSA Capital expenses of approximately $3.5 million and non-cash charges totaling approximately $18.2 million from various restructuring, acquisition and other activities. The company expects to report a net loss for the third quarter of 2001 from its core operating business of approximately $4.1 million to $5.9 million (a loss of $0.07 to $0.10 per share on a diluted basis) compared to net income of $10.2 million ($0.16 per share on a diluted basis) for the same period in 2000. RSA Security will announce final results for Q3 and updated guidance on Thursday, October 11, 2001, after market close.

RSA Security also announced today that it had received notice terminating put options covering 1,875,000 shares of RSA Security stock from the counterparty to the put options. The company sold the put options in several transactions from February 2000 through May 2001. The notice indicated that put options covering 1,250,000 shares were terminated on September 28, 2001, with the balance terminating on October 1, 2001. The cost to the company to settle the put options that were terminated on September 28, 2001 is approximately $22.2 million. While the settlement cost for the balance of the put options is not determinable until the close of trading on October 1, 2001, it would have been approximately $21.1 million based on the closing price of RSA Security stock of $13.46 on September 28, 2001. The company is currently in discussions with the counterparty regarding the timing and manner of settlement of the terminated put options, including the payment of cash or the delivery of net shares by the company.

RSA Security will hold a conference call today to discuss its preliminary Q3 results at approximately 9:00 a.m. E.D.T. The dial-in number for this conference call in the United States is 888-469-0978, the number for international calls is 212-547-0152; both numbers have a pass code of 731 RSAS. A replay of this conference call will be available for two days at 402-220-4723. In addition, a live Webcast of this conference call will be available on the "Investor" page of the company's Web site. Webcast participants should register approximately 15 minutes before the event to download and install any necessary software. A replay of this Webcast will be available for two business days.



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                                                                    EXHIBIT 99.1


About RSA Security Inc.

RSA Security Inc., the most trusted name in e-security(TM), helps organizations build secure, trusted foundations for e-business through its RSA SecurID two-factor authentication, RSA ClearTrust authorization, RSA BSAFE encryption and RSA Keon digital certificate management systems. With more than one billion RSA BSAFE-enabled applications in use worldwide, more than ten million RSA SecurID authentication users and almost 20 years of industry experience, RSA Security has the proven leadership and innovative technology to address the changing security needs of e-business and bring trust to the online economy. RSA Security can be reached at www.rsasecurity.com.

RSA, Keon, SecurID, ClearTrust and BSAFE are registered trademarks, and The Most Trusted Name in e-Security is a trademark of RSA Security Inc.

This press release contains forward-looking statements relating to RSA Security's results of operations for Q3 and the settlement of certain put options maintained by the company. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are results obtained from the closing of the company's accounts for Q3, the closing price for the company's common stock on Nasdaq on October 1, 2001, the company's ability to issue equity or debt on favorable terms, the continued and market consequences from the events of September 11, 2001, general economic factors and the risk factors detailed from time to time in RSA Security's periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation RSA Security's Annual Report on Form 10-K filed on March 28, 2001.